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EXHIBIT 10.13

December 19, 2002

EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is made and entered into as of this 19th day of December 2002 by and between ARGOSY GAMING COMPANY, a Delaware corporation (the "Company") and Joy Berry, (the "Employee");

RECITALS:

        The Compensation Committee of the Company's Board of Directors believes it is in the best interest of the Company to enter into this Agreement with the Employee.

        NOW THEREFORE, in consideration of the premises and of the covenants and agreements herein contained, the parties hereto agree as follows:

        1.    EMPLOYMENT.    The Company agrees that the Employee shall be employed by the Company during the term of this Agreement initially in the capacity of Senior Vice President, Development or in such other capacity as determined by the Company's President.

        2.    TERM:    The term of employment ("Employment Term") will commence on February 18, 2003 (the "Effective Date") or a date to be determined in cooperation with Employee's current employer but no later than February 18, 2003. The term of this agreement shall begin on the Effective Date and continue until the second anniversary of the Effective Date, unless sooner terminated as hereinafter provided in Sections 6 and 7 hereof.

        3.    DUTIES.    During the Employment Term:

          (a)  The Employee will perform duties assigned by the Company's President or the Company's Board of Directors (the "Board"), from time to time; provided that the Employee shall not be assigned tasks inconsistent with those of Senior Vice President of Development. The Employee acknowledges and agrees that the Employee's duties and responsibilities hereunder may include serving as an officer of the Company's subsidiaries and affiliates without any additional compensation therefore. The Employee hereby accepts employment from the Company upon the terms and conditions herein set forth and agrees to devote her best efforts and energies to the business of the Company.

          (b)  The Employee will perform her duties diligently and competently and shall act in conformity with Company's written and oral policies and within the limits, budgets and business plans set by the Company. The Employee will at all times during the Employment Term strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of executives of the Company. The Employee shall not engage in consulting work or any trade or business for her own account or for or on behalf of any other person, firm or company that competes, conflicts or interferes with the performance of her duties hereunder in any material way. The Employee shall not serve on the board of directors of any other company without the Company's written consent.

        4.    COMPENSATION.

          (a)    BASE SALARY.    During the term of this Agreement the Company shall pay to Employee a Base Salary equal to $350,000 per annum. The Company shall pay the Base Salary to Employee in accordance with the usual and customary payroll procedures of the Company. This Base Salary may be adjusted upward at any time without altering the terms of this Agreement.

          (b)    STOCK OPTION AWARD.    As of the Effective Date, the Compensation Committee will grant to the Employee an option for 35,000 shares of Company Common Stock at an exercise price equal to the closing price of the Company's Common Stock on the New York Stock Exchange on the business day immediately preceding the Effective Date. The shares subject to the option will become vested and exercisable at a rate of thirty-three and 1/3 percent (33 1/3%) per year on each anniversary date of the date of grant, if the Employee remains employed by the Company on each such anniversary date. The terms and conditions of the stock option program and the stock option grant will be more fully set forth in any Stock Option Agreements and stock grant certificates adopted and delivered respectively.

          (c)    RESTRICTED STOCK AWARD.    As of the Effective Date, the Compensation Committee will award to the Employee 25,000 restricted shares of Company Common Stock. The restricted shares will become vested and exercisable at a rate of fifty percent (50%) per year on each anniversary date of the date of grant, if the Employee remains employed by the Company on each such anniversary date. The terms and conditions of the restricted share grant will be more fully set forth in any Restricted Stock Agreements and stock certificates adopted and delivered respectively.

          (d)    ANNUAL BONUS.    The Employee shall be eligible to participate in the Argosy Gaming Company Corporate Management Incentive Bonus Plan, and any other incentive bonus plan or program the Company makes available to senior officers. The Employee's initial target annual bonus shall be set at forty-five percent (45%) of her Base Salary, subject to future modification by the Board (or Compensation Committee) in its sole discretion. The Employee's total bonus payout for the plan year 2003 and 2004 shall not be less than $200,000.

          (e)    EXECUTIVE AND MANAGEMENT OPTIONS.    The Employee will be eligible to participate in any and all stock option programs created by the Compensation Committee of the Board; provided, however, the Compensation Committee has sole and absolute discretion in granting stock options. The terms and conditions of the stock option program and the stock option grant will be more fully set forth in any Stock Option Agreements and stock grant certificates adopted and delivered respectively.

          (f)    RELOCATION EXPENSES.    The company shall reimburse the Employee for the reasonable and necessary expenses incurred in connection with relocating her residence to the St. Louis, Missouri area from Laguna Beach, California, including but not limited to, commissions on the sale of her house in Laguna Beach, moving household goods, necessary expenses related to house hunting travel for the Employee to the St. Louis, Missouri area from Laguna Beach, California and temporary living expenses in St. Louis, Missouri area for up to 3 months.

          (g)    AIR TRAVEL EXPENSES.    The Company also shall reimburse the Employee for round trip airfare expenses reasonably incurred by her before the second anniversary of the Effective Date for up to twenty trips between the Company's headquarters and the Employee's California residence.

          (h)    SIGN-ON BONUS.    The Company will pay the Employee $100,000.00 (the "Sign-on Bonus") within five business days of the Effective Date, provided, however, that if the Employee resigns from employment with the Company or the Company terminates the Employee for cause or for a reason specified in Section 7(a), (c), or (d), the Employee shall repay the Company, within five business days of such termination, an amount equal to the Sign-on Bonus multiplied by a fraction, the numerator of which is the number of full months until the second anniversary of the Effective Date and the denominator of which is 24.

          (i)    FRINGE BENEFITS.    The Employee shall be entitled to participate in all insurance and other fringe benefit programs of the Company as are accorded other employees of the Company holding similar positions as the Employee. The employee shall be (i) entitled to participate in the company's health plan effective the first day of employment if a new employee, and (ii) entitled to coverage or reimbursement for any family medical and dental costs not covered by the Company's plans, subject to the Company's Supplemental Medical and Dental Reimbursement Plan for Executives and regulatory guidelines.

          (j)    AUTO ALLOWANCE.    The Company shall pay an automobile allowance in the amount of $500.00 per month.

          (k)    COMPLIMENTARY PRIVILEGES.    The Employee shall be entitled to an employee discount of not less than 25% at Company retail establishments. The Employee and her immediate family shall be entitled to complimentary privileges in the Company restaurants and eating establishments.

          (l)    REIMBURSEMENT OF EXPENSES.    The Employee shall be reimbursed for all items of travel and entertainment and miscellaneous expenses reasonably incurred by her on behalf of the Company. Reimbursement for such expenses will be pursuant to, and limited by, the Company's policies with respect to reimbursing business expenses of employees of the Company holding similar positions as the Employee and will require proper documentation.

          (m)    VACATION.    The Employee shall be entitled to four weeks annual paid vacation. Unused paid vacation may not be carried forward from one year to another. Any unused paid vacation would be payable to the Employee should the Employee leave the company for any reason. However, there is no limit on the amount of time that can be taken as vacation, the only requirement for vacation taken is that the job responsibilities must be performed.

          (n)    ENTIRE COMPENSATION.    The compensation and benefits provided for in this Agreement are in full payment of the services to be rendered by the Employee to the Company.

        5.    CHANGE OF CONTROL.    In the event that there occurs a Change of Control (as hereinafter defined) of the Company, the Employee shall, notwithstanding any actions taken by the Company or its successor after the Change of Control, be entitled to an amount equivalent to three (3) years of Base Salary and one (1) year of Benefits. (grossed up at the Excise Tax rate).

        Such amount shall be paid on the Change of Control Date (i) if the Employee is offered a position with lesser responsibility, or lesser salary as a result of the Change of Control, or is offered a position with lesser responsibility, or lesser salary within one (1) year after the Change of Control; or (ii) the Employee elects to terminate her employment on the Change of Control Date.

        In the event the Employee's employment is terminated after the public announcement of a Change of Control but prior to the consummation of a Change of Control for any reason other than those set forth in Sections 6, 7(a), (c), or (d), then the Employee shall be entitled to an amount equivalent to three (3) years Base Salary and one (1) year Benefits. (grossed up at the Excise Tax rate).

            (a)  For purposes hereof, Change of Control shall mean the first day on which one of the following occurs: (i) any merger or consolidation of the company with or into any person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction, any "person" or "group" (as such terms are used for purposes of Sections 13 (d) and 14 (d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, or more than 40% of the total voting power in the aggregate normally entitled to vote in the election of directors, managers, or trustees, as applicable, of the transferee or surviving entity, (ii) any "person" or "group" (as such terms are used for purposes of Sections 13 (d) and 14 (d) of the Exchange Act, whether or not applicable) (other than an Excluded Person) is or becomes the "beneficial owner," directly or indirectly, of more than 40% of the total voting power in the aggregate normally entitled to vote in elections of directors of the company, or (iii) during any period of 12 consecutive months after the Effective Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose elections by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

        For purposes hereof, Benefits shall mean benefits substantially similar to any and all benefits received by or which exist for the benefit of the Employee and such dependents as were covered immediately prior to the announcement of the Change of Control.

        6.    DEATH OR TOTAL DISABILITY OF EMPLOYEE.

          (a)    DEATH.    In the event of the death of the Employee during the term of this Agreement, this Agreement shall terminate effective as of the date of the Employee's death and the Company shall have no further obligations or liability hereunder, except the Company shall pay to the Employee's estate the portion, if any, of the (i) Employee's Base Salary for the period up to the Employee's date of death which remains unpaid; and (ii) amounts payable pursuant to any employee benefits plans in which the Employee was a participant prior to her death.

          (b)    DISABILITY.    In the event the Employee suffers a Disability (as hereinafter defined) during the term of this Agreement, the Company shall have the right to terminate the Employee's employment hereunder by giving the Employee ten (10) days written notice thereof, and upon expiration of such ten (10) day period, the Company shall not have any further obligations or liability under this Agreement, except the Company shall pay to Employee the portion, if any, of: (i) the Employee's Base Salary for the period to the date of termination which remains unpaid; and (ii) any amounts payable pursuant to any employee benefit plans in which the Employee was a participant prior to the date of her termination.

  The term "Disability", when used herein, shall mean when the Employee qualifies for a benefit under the Company's long term disability plan or if the Company does not have a long term disability plan, it shall mean a mental or physical condition which, in the reasonable opinion of the Company's designated medical doctor, renders the Employee unable or incompetent to carry out the job responsibilities she held or tasks to which she was assigned at the time the disability was incurred for a period of 60 consecutive days or 60 days in any 12 consecutive month period.

        7.    TERMINATION.    Notwithstanding anything contained in this Agreement to the contrary, the Employee's employment under this Agreement may be terminated by the Company upon written notice to Employee for any of the following reasons:

          (a)  If the Employee commits an offense involving moral turpitude under Federal, State or local laws or ordinances or conducts herself publicly or privately in any manner which causes her to be held in public ridicule or scorn, or causes public scandal or uses liquors, narcotics or drugs to such an extent as will have visible detrimental effect on the Company;

          (b)  If the Employee fails to perform her job responsibilities in a manner satisfactory to the President or the Board;

          (c)  If the Employee knowingly violates any of the internal control procedures and/or company policies of the Company; or, knowingly violates any statute, rule or regulation of any

  Gaming Body, the United States Coast Guard, or any other governmental body having jurisdiction over the business activities of the Company; and;

          (d)  If the Employee breaches any term or condition of this agreement.

        In the event that the Company shall terminate the Employee's employment pursuant to this Section 7, the Company shall not have any further obligations or liabilities under this Agreement, except the Company shall (a) pay to the Employee her Base Salary up to the 30th day following the date of the Employee's termination hereunder or if the termination is pursuant to Section 7(b) hereof or pursuant to a job elimination that results in a discontinuation of employment with the Company, then the Company shall pay to the Employee an amount equal to the Base Salary for the number of months remaining in her 2 year contract, but at no time will that amount paid be less than her Base Salary for 12 months. In addition the Employee will be paid an amount equal to her banked, but not yet paid bonus following the date of the Employee's termination; and (b) any amounts or benefits payable pursuant to any employee benefit plan in which the Employee was a participant prior to the date of her termination, subject, however, to the terms and provisions of any such employee benefit plan.

        Without limiting the foregoing, the Employee shall surrender all vehicles, credit cards, uniforms, cellular telephones, pagers and other Company property to the Company prior to any payment to the Employee hereunder.

        Following any notice of termination of employment hereunder, Employee shall fully cooperate with the Company in all matters relating to the winding up of her pending work on behalf of the Company and the orderly transfer of such work to the other professional employees of the Company. On or after the giving of notice of termination hereunder and during any applicable notice period, the Company shall be entitled to such full-time or part-time services of Employee as the Company may reasonably require.

        8.    DISCOVERIES.    The Employee will promptly disclose in writing to the Company each improvement, discovery, idea, concept and invention relating to the business of the Company, made or conceived by the Employee either alone or in conjunction with others while employed by the Company hereunder or within six (6) months after the termination of such employment. This provision shall not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Employee's own time, and (a) which does not relate (i) to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the Employee for the Company. The Employee will not disclose any such improvement, discovery, idea, concept or invention to any person except the Company. Each such improvement, discovery, idea, concept or invention shall be the sole and exclusive property of, and is hereby assigned to, the Company, and at the request of the Company, the Employee will assist and cooperate with the Company and any person or persons (at the Company's or such other person's expense) from time to time designated by the Company to obtain for the Company the grant of any letters patent in the United States and/or such other country or countries as may be designated by the Company, covering any such improvement, discovery, idea, concept or invention and will in connection therewith execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including, without limitation, the giving of testimony) as the Company may from time to time reasonably request.

        9.    NON-DISCLOSURE AND NON-COMPETITION.

          (a)  The Employee recognizes and acknowledges that she will have access to certain confidential information of the Company, including but not limited to, trade secrets, customer lists, sales records, future casino development plans and other proprietary commercial information, and that such information constitutes valuable, special and unique property of the Company. The Employee agrees that she will not, for any reason or purpose whatsoever, during or after the term of her employment, disclose any of such confidential information to any party without express authorization of the Company, except as necessary in the ordinary course of performing her duties hereunder.

          (b)  The Employee agrees with the Company that during the term of her employment with the Company (or any affiliate or subsidiary of the Company) and for a period of ninety (90) days following the termination of her employment with the Company (or any affiliate or subsidiary of the Company), she will not, without prior written consent of the Company, engage directly or indirectly in any business (either financially or as a shareholder, employee, officer, partner, independent contractor or owner, or in any other capacity calling for the rendition of personal service or acts of management, operation or control) which owns, operates or manages casinos, bingo parlors or other gaming facilities within the Territory (as hereinafter defined); provided, however, that Employee may own up to three percent (3%) of any class of securities of a corporation engaged in such a competitive business if such securities are listed on a national securities exchange or registered under the Securities Exchange Act of 1934. This condition is meant to specifically exclude the Employee upon leaving the Company going to work for a gaming competitor and is not intended to limit the Employee from joining any business that is primarily a hotel business.

          (c)  The Employee further agrees that for a period of ninety (90) days following the termination of her employment with the Company (or any affiliate or subsidiary of the Company), she will not, without prior written consent of the Company, recruit any other Company employees away from the Company.

          (d)  The term "Territory" as used herein shall mean a 150 mile radius of each casino, bingo parlor or gaming facility being operated or managed by the Company or for which the Company has either received a local community endorsement or filed for a gaming license as of the date of termination.

          (e)  The Employee acknowledges that her compliance with the agreements in paragraphs 9(a) and 9(b) hereof is necessary to protect the good will and other proprietary interests of the Company and that she is one of the principal executives of the Company and conversant with its affairs, its trade secrets, its customers and other proprietary information. The Employee acknowledges that a breach of her agreements in paragraphs 9(a) and 9(b) hereof will result in irreparable and continuing damage to the Company and the business of the Company, for which there will be no adequate remedy at law; and agrees that in the event of any breach of the aforesaid agreements in paragraphs 9(a) and 9(b), the Company and its successors and assigns shall be entitled to injunctive relief of 50% of the Employee's annual salary and to such other and further relief as may be proper. The Employee further agrees that in the event of any breach of the agreement in paragraph 9(c), the Company and its successors and assigns shall be entitled to injunctive relief of 100% of the Employee's annual salary and to such other and further relief as may be proper.

          (f)    Survival. The provisions set forth in this Section shall survive termination of this Agreement.

          (g)  Unenforceability. If any provision(s) of this Section shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

        10.    SUPERSEDES OTHER AGREEMENTS.    This Agreement supersedes and is in lieu of any and all other employee arrangements between the Employee and the Company or any of their respective subsidiary and affiliated companies.

        11.    AMENDMENTS.    Any amendment to this Agreement, including any extensions or renewal of the term of employment of Employee, shall be made in writing and signed by the parties hereto.

        12.    ENFORCEABILITY.    If any provision of this Agreement shall be held invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from the Agreement as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

        13.    GOVERNING LAW.    The validity and effect of this Agreement shall be governed exclusively by the laws of the State of Illinois, excluding the "conflicts of laws" rules of that state.

        14.    ASSIGNMENT.

          (a)  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company, subject to the provisions set forth in Section 5 hereof.

          (b)  This Agreement and the obligations created hereunder may not be assigned by the Employee. Upon the Employee's death this Agreement will inure to the benefit of the Employee's heirs, legatees and legal representatives of the Employee's estate.

        15.    ATTORNEYS' FEES.    In the event any legal action to enforce the terms and conditions of this Agreement is commenced, reasonable attorneys' fees, court costs and all reasonable costs of litigation shall be awarded to the prevailing party.

        16.    WITHHOLDING.    The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

        17.    NOTICES.    All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when personally delivered or mailed, by certified or registered mail, return receipt requested, addressed to the intended recipient as follows:

  If to the Employee:

    Joy Berry
    858 Gainsborough Drive
    Laguna Beach, CA 92651

  If to the Company:

    Argosy Gaming Company
    219 Piasa Street
    Alton, IL 62002
    ATTN: Legal Department

        Any party may from time to time change its address for the purposes of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with the contents.

        18.    WAIVER.    No claim or right arising out of a breach or default under this agreement can be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or its or her duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of any prior or subsequent compliance therewith, and such provision shall remain in full force and effect.

        19.    SEVERABILITY.    If any provisions(s) of this Agreement shall be found invalid or unenforceable by a court of competent jurisdiction, in whole or in part, then it is the parties' mutual desire that such court modify such provision(s) to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

        20.    SURVIVAL.    All Sections of this Agreement survive beyond the Employment Term except as otherwise specifically stated.

        21.    HEADINGS.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

        22.    COUNTERPARTS.    The parties may execute this Agreement in one or more counterparts, all of which together shall constitute but one Agreement.

        IN WITNESS WHEREOF, this Agreement has been executed by the Company, by a duly authorized officer, and by the Employee on the date first above written.

ARGOSY GAMING COMPANY
/s/ JOY BERRY Joy Berry
By:	/s/ R. RONALD BURGESS
Title:	Senior Vice President, Human Resources

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  EXHIBIT 10.13
EMPLOYMENT AGREEMENT
RECITALS